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                                                                      EXHIBIT 11

                            GENERAL HOST CORPORATION

             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)

                                                   Twelve Weeks Ended               Forty Weeks Ended
                                                -------------------------       -------------------------
                                                November 3,   November 5,       November 3,   November 5,
                                                   1996          1995              1996          1995
                                                -----------   -----------       -----------   -----------
Earnings (loss) for full dilution:
  Loss from continuing operations               $ (14,873)      $ (11,899)      $ (11,422)      $  (3,780)
  Add interest on 8% Convertible
    Debentures, net of tax effect                   1,180           1,117           4,000           3,370
                                                ---------       ---------       ---------       ---------
  Income (loss) from continuing
    operations, as adjusted                       (13,693)        (10,782)         (7,422)           (410)
  Loss from discontinued operations                                (2,793)                         (2,793)
                                                ---------       ---------       ---------       ---------
  Net income (loss), as adjusted                $ (13,693)      $ (13,575)      $  (7,422)      $  (3,203)
                                                =========       =========       =========       =========

Shares used for calculating primary
  earnings per share                               23,249          23,252          23,249          23,252
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                                    7,254           7,254           7,254           7,254
  Additional shares resulting from
    assumed exercise of stock options                   0               5               0               6
                                                ---------       ---------       ---------       ---------
                                                   30,503          30,511          30,503          30,512
                                                =========       =========       =========       =========

Fully diluted earnings (loss) per share:
  Income (loss) from continuing
    operations                                  $    (.45)      $    (.35)      $    (.24)      $    (.01)
  Loss from discontinued operations                                  (.09)                           (.09)
                                                ---------       ---------       ---------       ---------
  Fully diluted income (loss) per share         $    (.45)(1)   $    (.44)(1)   $    (.24)(1)   $    (.10)(1)
                                                =========       =========       =========       =========

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.